AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                           WASHTENAW MORTGAGE COMPANY


         These Articles of Incorporation are signed by the Incorporator(s) for the purpose of forming a profit corporation pursuant to the provisions of Act. 284, Public Acts of 1972, as amended, as follows:

                                    ARTICLE I

         The name of the corporation is WASHTENAW MORTGAGE COMPANY.

                                   ARTICLE II

         The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan, in particular, but not by way of limitation, to engage in real estate financing and to own real estate or securities or both for the purpose of investment and to engage in operations and to acquire, operate and dispose of both real and personal property incident to its primary purposes.

                                   ARTICLE III

         The total authorized capital stock is: (1) Common Shares 50,000, Par Value Per Share $1.00.

                                   ARTICLE IV

         1. The address of the initial registered office is: 325 City Center Building. Ann Arbor, Michigan 48104.

         2. The name of the initial registered agent at the registered office is Thomas E. Dew.

                                    ARTICLE V

         The name(s) and address(es) of the incorporator(s) is (are) as follows:
Mary T. Barkau, 325 City Center Building, Ann Arbor, Michigan 48104.

                                   ARTICLE VI

         When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them or court of equity jurisdiction within the state, on application for this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for this corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such a manner as the court directs. If a majority in number representing 1/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and or on this corporation.

                                   ARTICLE VII

         Any action required or permitted by this act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action as taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorized or take the action at a meeting as which all shares entitled to vote thereon were present and voted.

         Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

                                  ARTICLE VIII

                  ELIMINATION OF CERTAIN LIABILTY OF DIRECTORS

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. However, this Article shall not eliminate or limit the liability of a director for any of the following:

                  (1) A breach of the director's duty of loyalty to the Corporation or its shareholders.

                  (2) Acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law.

                  (3) A violation of Section 551(1) of the Michigan Business Corporation Act.

                  (4) A transaction from which the director derived an improper personal benefit.

                  (5) An act or omission occurring before the effective date of this Article.

         Any repeal or modification or this Article by the shareholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or for or with respect to, any acts or omissions occurring before such repeal or modification.

These Articles shall be effective February 1, 1982.

I, the Incorporator sign my name this 23rd day of January 1981.


                                     -------------------------------------
                                               MARY L. BARKAU